Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 320 to Registration Statement No. 33-26305 on Form N-1A of our report dated September 25, 2013, relating to the financial statements and financial highlights of BlackRock Multi-Asset Real Return Fund, a series of BlackRock Funds, appearing in the Annual Report on Form N-CSR of BlackRock Funds for the period December 27, 2012 (commencement of operations) through July 31, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

November 26, 2013